Exhibit 99.1

Information Relating to Part II, Item 14. – Other Expenses of Issuance and Distribution

The expenses in connection with the issuance and distribution of 9,775,000 shares (inclusive of an additional 1,275,000 shares to cover over-allotments, if any) of common stock of Massey Energy Company at a public offering price of $49.75 per share, registered pursuant to Registration Statement on Form S-3 (Registration No. 333-152776) filed on August 5, 2008, other than underwriting discounts and commissions, are set forth in the following table. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee	$34,674
Accounting Fees and Expenses	300,000
Printing Expenses	90,000
Legal Fees and Expenses	550,000
Blue Sky Fees and Expenses	25,000
Miscellaneous Expenses	326

Total	$1,000,000